EXHIBIT 99.1

Wyndham Worldwide Corporation

2013 Earnings and Driver Guidance and 2014 Outlook

As of October 23, 2013

(In millions, except per share data)

Full Year 2013 Earnings Guidance (a) (b)
	Low	High
Net Revenues
Lodging	$945	$995
Vacation Exchange and Rentals	1,525	1,600
Vacation Ownership	2,425	2,550

Total Reportable Segments	$4,925	$5,100

Adjusted EBITDA
Lodging	$290	$305
Vacation Exchange and Rentals	355	370
Vacation Ownership	595	620
Corporate and Other	(120)	(115)

Total Adjusted EBITDA	1,140	1,165
Depreciation and amortization	(216)	(216)
Interest expense, net	(121)	(119)

Adjusted income before income taxes	809	815
Provision for income taxes (c)	(299)	(302)

Adjusted net income	$510	$513

Adjusted diluted earnings per share	$3.78	$3.80
Diluted shares	135	135
Fourth Quarter 2013
	Low	High
Diluted earnings per share	$0.70	$0.72
Diluted shares	132	132

Full Year 2013 Driver Guidance (b) (d)
			EBITDA Impact of 100bps Change
	Low	High	Low	High
Lodging
RevPAR	4%	6%	$2	$3
Number of Rooms	2%	4%	2	3
Vacation Exchange and Rentals
Average Number of Members	flat	flat	$3	$4
Exchange Revenue Per Member	1%	3%	6	7
Vacation Rental Transactions	6%	9%	1	2
Average Net Price Per Vacation Rental	6%	9%	7	8
Vacation Ownership
Tours	6%	9%	$3	$4
Volume Per Guest	-2%	flat	4	5

Full Year 2014 Outlook (e)
	Low	High
Net revenues	$5,250	$5,350
EBITDA	$1,215	$1,240
Diluted earnings per share	$4.12	$4.22
Diluted shares	133	133

Notes:

(a)	Projections do not total because the Company does not expect the actual results of all segments to be at the highest or lowest end of any projected range simultaneously.
(b)	Guidance is based upon September 30, 2013 foreign exchange rates.
(c)	Full year tax rate is expected to be approximately 37.00%.
(d)	A glossary of terms is included in Table 3 (3 of 3) of the Company’s Quarterly 2013 Earnings Release on Form 8-K, filed with the SEC on October 23, 2013.
(e)	It is not practicable to provide a reconciliation of forecasted adjusted measures to the most directly comparable GAAP measures because certain items cannot be reasonably estimated or predicted at this time.

Forward-Looking Statements

Guidance contains “forward-looking statements” as defined under U.S. securities laws, conveying management’s expectations as to future results. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results to be materially different from the future results expressed or implied by the statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this guidance. Factors that could cause actual results to differ materially from those in the forward-looking statements include the risk factors described in the Company’s SEC filings. Except for the Company’s obligations to disclose material information under securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.